ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of [signature] Ross Miller Secretary of State State of Nevada	Document Number **20110195973-28** Filing Date and Time **03/16/2011 1:45 PM** Entity Number **E0149202011-9**

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	LOAD GUARD TRANSPORTATION, INC.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: Corporate Direct, Inc. (Name) [ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity 2248 Meridian Blvd. Ste. H (Street Address) — Minden (City) — Nevada 89423 (Zip Code) Mailing Address (if different from street address) — City — Nevada — Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 120,000,000 — Par value per share: $ .001 — Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Yosbani Mendez (Name) 6317 SW 16th Street (Street Address) — Miami (City) — FL (State) — 33155 (Zip Code) 2) (Name) Street Address — City — State — Zip Code
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:*
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Yosbani Mendez (Name) — X [signature] Incorporator Signature 6317 SW 16th Street (Address) — Miami (City) — FL (State) — Zip Code
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* X [signature] Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date 3/16/11

This form must be accompanied by appropriate fees.

LOAD GUARD TRANSPORTATION, INC.

ADDITIONAL ARTICLES

Section 1. Capital Stock.

The aggregate number of shares that the Corporation will have authority to issue is One Hundred Twenty Million (120,000,000) of which One Hundred Million (100,000,000) shares will be common stock, with a par value of $.001 per share, and Twenty Million (20,000,000) shares will be preferred stock, with a par value of $.001 per share.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

a. The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;
b. Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
c. The amount payable upon shares in the event of voluntary or involuntary liquidation:
d. Sinking fund or other provisions, if any, for the redemption or purchase of shares;
e. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
f. Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and.
g. Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of

cumulative dividends, if any payable to holder of Preferred Stock for the current period and in the case of cumulative dividends, if any for all past periods) have been paid. are being paid or have been set aside for payments. in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

Section 2. Acquisition of Controlling Interest.

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

Section 3. Combinations with Interest Stockholders.

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

Section 4. Liability.

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

a. acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or
b. the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section 4 will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

Section 5. Indemnification.

a. Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed by action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the

Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes. amounts paid in settlement and costs. charges and expenses (including attorney's fees and disbursemtns) that he or she incurs in connection with such action or proceeding.

b. Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Section 5. will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

c. Non-exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred by this Section 5 are not exclusive of any other rights that an Indemenitee may have or acquire under any statue, bylaw. agreement, vote of stockholders or disinterested directors, the Certificate of Incorporation or otherwise

d. Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer employee or agent of another corporation. partnership. joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement or expenses from such other entity.

e. Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation. in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20120757378-52
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/06/2012 1:05 PM
	Entity Number E0149202011-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Load Guard Transportation, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The new name of the corporation shall be:

LOAD GUARD LOGISTICS, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 90%

4. Effective date and time of filing: (optional) Date: Nov. 5, 2012 Time: 6:30 EST

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.